                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                          WINSTAR COMMUNICATIONS, INC.
               ---------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
               ---------------------------------------------------


                          (Title of Class of Securities


                                    975515107
               ---------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 31, 2001
               ---------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [x]    Rule 13d-1(c )
         [ ]    Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                Page 1 of 9 Page

CUSIP NO. 975515107
-------------------

 1.       NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                      GBU INC.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK

--------------------------------------------------------------------------------

                                        5.       SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                               150,679
REPORTING PERSON WITH
--------------------------------------------------------------------------------
                                        6.       SHARED VOTING POWER
                                                            -0-

                                        7.       SOLE DISPOSITIVE POWER

                                                          150,679
--------------------------------------------------------------------------------
                                        8.       SHARED DISPOSITIVE POWER
                                                             -0-
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      150,679
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [  ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        .16%

--------------------------------------------------------------------------------
12.      TYPE REPORTING PERSON *

                         IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                Page 2 of 9 Page

CUSIP NO. 975515107
-------------------

1.       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                       GEM CAPITAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                             NEW YORK
--------------------------------------------------------------------------------
                                      5.       SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                        262,035
REPORTING PERSON WITH
--------------------------------------------------------------------------------
                                      6.       SHARED VOTING POWER
                                                       -0-
--------------------------------------------------------------------------------
                                      7.       SOLE DISPOSITIVE POWER
                                                  262,035
--------------------------------------------------------------------------------

                                      8.       SHARED DISPOSITIVE POWER
                                                       -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 262,035
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [        ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          .28%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                       IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 9 Pages

CUSIP NO. 975515107
-------------------

1.       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 GERALD B. UNTERMAN
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                             USA
--------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
                                                   433,189

--------------------------------------------------------------------------------
                                           6.       SHARED VOTING POWER

                                                            -0-
--------------------------------------------------------------------------------
                                           7.       SOLE DISPOSITIVE POWER

                                                     433,189
--------------------------------------------------------------------------------
                                           8.       SHARED DISPOSITIVE POWER

                                                            -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            433,189
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [  ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             .47%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

             IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Pages 4 of 9 Pages

Item 1(a).        NAME OF ISSUER
                  --------------

                  WinStar Communications, Inc.

Item 1(b).        ADDRESS OF ISSUER"S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  230 Park Avenue
                  New York, New York 10169

Item 2(a).        NAME OF PERSON FILING
                  ---------------------

                  GBU Inc.
                  GEM Capital Management, Inc.
                  Gerald B. Unterman

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  ------------------------------------

                  70 East 55th Street - 12th Floor
                  New York, NY 10022

Item 2(c).        CITIZENSHIP
                  -----------

                  The information contained in Item 4 on the cover pages is incorporated hereby by reference

Item 2(d).        TITLE OF CLASS OF SECURITIES
                  ----------------------------

                  Common Stock

Item 2(e).        CUSIP NUMBER
                  ------------

                  975515107

Item 3.           THIS STATEMENT IS FILED PURSUANT TO
                  -----------------------------------

                  Rule 13d-1(c ) and Rule 13d-2(b)

Item 4.           OWNERSHIP AS OF MARCH 31, 2001
                  ------------------------------

                  The information contained in Items 5-11 on the cover pages is incorporated hereby by reference

                                                               Page 5 of 9 Pages

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  This Statement is being filed to report the fact that as of March 31, 2001, the Reporting Persons have ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of WinStar Communications, Inc.

Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                 ---------------------------------------------------------------

                 Not Applicable

Item 7.          IDENTIFICATION AND CLASSIFICATION OF CERTAIN SUBSIDIARIES

                 Not Applicable

Item 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
                 -------------------------------------------------------

                 See Exhibit A annexed hereto

Item 9.          NOTICE OF DISSOLUTION OF A GROUP
                 --------------------------------

                 Not Applicable

Item 10.         CERTIFICATION
                 -------------

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and accurate.

                                    SIGNATURE:
                                    Date:  April 3, 2001

                                    GBU INC.

                                    By: /S/ GERALD B.UNTERMAN
                                        ----------------------
                                            Gerald B. Unterman
                                            President


                                                               Page 6 of 9 Pages

                                      GEM CAPITAL MANAGEMENT, INC.


                                      By: /S/ GERALD B.UNTERMAN
                                          -----------------------
                                              Gerald B. Unterman
                                              President



                                          /S/ GERALD B.UNTERMAN
                                          ---------------------
                                            GERALD B. UNTERMAN














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